FOR INFORMATION CONTACT:

Elisha Finney (650) 424-6803

elisha.finney@varian.com

Spencer Sias (650) 424-5782

spencer.sias@varian.com

For Immediate Release:

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2014

First quarter net earnings per diluted share rise 6 percent to $0.91; revenues increase 5 percent to $712 million

PALO ALTO, Calif., Jan. 22, 2014 – Varian Medical Systems (NYSE:VAR) today is reporting net earnings of $0.91 per diluted share in the first quarter of fiscal year 2014, up 6 percent from $0.86 in the year-ago quarter. Varian’s company-wide revenues totaled $712 million for the first quarter of fiscal year 2014, up 5 percent from the year-ago quarter. Varian ended the first quarter with a $2.8 billion backlog, down 1 percent from the end of the first quarter of fiscal year 2013.

“We are pleased with our first quarter earnings performance,” said Dow R. Wilson, CEO of Varian Medical Systems. “Continued demand for Oncology services and X-ray imaging components drove growth in revenues during the quarter. Product mix and improved quality costs contributed to strong gross margin performance for the quarter. Operating earnings rose slightly, even with a significant increase in R&D investment.”

The company finished the first quarter of fiscal year 2014 with $971 million in cash and cash equivalents and $481 million of debt. Cash flow from operations for the first quarter was $43 million. During the first quarter of fiscal year 2014, the company spent $156 million to repurchase approximately 2 million shares of common stock.

Oncology Systems

Oncology Systems’ first quarter revenues totaled $541 million, up 3 percent from the same quarter of fiscal year 2013. First-quarter gross orders were $533 million, up 5 percent versus the year-ago quarter, with a 13 percent gain in North America and a 2 percent decline outside North America. Markets outside North America represented 52 percent of Oncology gross orders for the first quarter of fiscal year 2014. (The attached consolidated statement of earnings provides gross and net orders for the company and the business segments. Also for comparison purposes, a quarterly breakout of reclassified product and service revenues and cost of revenues for fiscal years 2013 and 2012 is attached.)

“Strong demand for new equipment drove double digit Oncology order growth in North America where we won long-term multi-million dollar supply agreements with two large hospital systems,” said Wilson. “Demand for radiosurgery products and conversion of competitors’ software and hardware, including several aging Siemens machines, also drove order growth in North America. Gross orders were relatively flat in EMEA while slowdowns in equipment purchases in Japan and China led to an order decline in Asia.”

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2014	Page 2

“We believe the international markets remain healthy,” said Wilson. Early in the second quarter, Varian entered into an agreement with the Algerian Ministry of Health to supply $51 million in equipment, software and services for six treatment centers over the next five years.

X-Ray Products

First quarter revenues for the X-Ray Products business were $145 million, up 9 percent from the year-ago quarter. X-Ray Products’ first quarter gross orders were $108 million, down 19 percent from the year-ago quarter, principally due to the timing of order placements. “Shortly after the close of the quarter, we booked over $20 million in panel and tube orders,” Wilson said.

“X-Ray Products’ panel revenues grew in double digits during the quarter with the help of market traction for our new mammography and cone beam imaging products,” Wilson said. “Both gross and operating margins for X-Ray Products improved versus the year-ago quarter.”

Separately, the company is announcing the execution of an expanded three-year agreement to supply an estimated $515 million of imaging components to Toshiba. As was previously announced, the company plans to add 120,000 square feet to its production facility in Salt Lake City.

Other

The company’s Other category, including the Security and Inspection Products business, the Varian Particle Therapy business, and the Ginzton Technology Center, recorded first quarter revenues of $25 million versus $21 million in the year-ago quarter. Gross orders for the Other category were $14 million for the first quarter, up $5 million from the year-ago quarter.

The company has now received FDA 510(k) clearance for its ProBeam™ proton therapy system. The company has contracts to install the ProBeam system at several centers around the world, including four in the United States, one in Saudi Arabia and one in Russia.

Outlook

“The company is executing its marketing and operational strategies effectively and we believe we are on track for hitting our fiscal year 2014 growth targets,” said Wilson. “For the fiscal year, we continue to believe that total company revenues could increase by about 6 to 8 percent over the prior fiscal year. Net earnings per diluted share for the fiscal year could be in the range of $4.22 to $4.34. We expect total company revenues for the second quarter of fiscal year 2014 to be about equal to the year-ago quarter when proton revenues were high. Net earnings per diluted share for the second quarter could be in the range of $1.00 to $1.04.”

Investor Conference Call

Varian Medical Systems is scheduled to conduct its first quarter fiscal year 2014 conference call at 2 p.m. PT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com/investor where it will be archived for a year. To access the call via telephone, dial 1-877-869-3847 from inside the U.S. or 1-201-689-8261 from outside the U.S. The replay can be accessed by dialing 1-877-660-6853 from inside the U.S. or 1-201-612-7415 from outside the U.S. and entering confirmation code 424753. The telephone replay will be available through 5 p.m. PT, Friday, January 24, 2014.

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Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2014	Page 3

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Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,400 people who are located at manufacturing sites in North America, Europe, and China and 72 sales and support offices around the world. For more information, visit http://www.varian.com.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including growth drivers; the company’s future orders, revenues, backlog, or earnings growth; future financial results; market acceptance of or transition to new products or technology such as our Edge™ radiosurgery system, TrueBeam™ and radiographic flat panel detectors, image-guided radiation therapy, stereotactic radiosurgery, filmless X-rays, proton therapy, and security and inspection, and any statements using the terms “could,” “should,” “believe,” “expect,” “outlook,” “targets,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include global economic conditions; the impact of the Affordable Health Care for America Act (including excise taxes on medical devices) and any further healthcare reforms (including changes to Medicare and Medicaid), and/or changes in third-party reimbursement levels; currency exchange rates and tax rates; demand for the company’s products; the company’s ability to develop, commercialize, and deploy new products such as the TrueBeam platform; the company’s ability to meet Food and Drug Administration (FDA) and other regulatory requirements for product clearances or to comply with FDA and other regulatory regulations or procedures; changes in the regulatory environment, including with respect to FDA requirements; challenges associated with the successful commercialization of the company’s particle therapy business; the effect of adverse publicity; the company’s reliance on sole or limited-source suppliers; the impact of reduced or limited demand by purchasers of certain X-ray products, including those located in Japan; the company’s ability to maintain or increase margins; the impact of competitive products and pricing; the potential loss of key distributors or key personnel; challenges to public tender awards and the loss of such awards or other orders; and the other risks listed from time to time in the company’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. The company assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of earnings and other financial information follows.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2014	Page 4

Varian Medical Systems, Inc. and Subsidiaries

Consolidated Statements of Earnings

(Unaudited)

(Dollars and shares in millions, except per share amounts)	Q1 QTR 2014	Q1 QTR 2013

Gross orders	$655.4	$651.7
Oncology Systems	533.3	508.8
X-Ray Products	108.2	133.8
Other	13.9	9.1

Net orders	609.0	619.2
Oncology Systems	489.6	476.9
X-Ray Products	107.5	133.2
Other	11.9	9.1

Order backlog	2,766.5	2,785.2

Revenues	711.5	678.4
Oncology Systems	541.4	524.3
X-Ray Products	145.0	132.9
Other	25.1	21.2

Cost of revenues	401.9	387.3

Gross margin	309.6	291.1
As a percent of revenues	43.5%	42.9%

Operating expenses
Research and development	58.0	47.1
Selling, general and administrative	109.6	106.5

Operating earnings	142.0	137.5
As a percent of revenues	20.0%	20.3%

Interest income, net	0.4	0.7

Earnings before taxes	142.4	138.2

Taxes on earnings	44.4	42.9

Net earnings	$98.0	$95.3
As a percent of revenues	13.8%	14.0%

Net earnings per share – basic	$0.92	$0.87
Net earnings per share – diluted	0.91	0.86

Shares used in the calculation of net earnings per share:
Average shares outstanding - basic	106.0	109.3
Average shares outstanding - diluted	107.4	111.1

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2014	Page 5

Varian Medical Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	December 27,	September 27,
	2013	2013 (1)
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$971,193	$1,117,861
Short-term investment	73,981	62,700
Accounts receivable, net	708,226	698,254
Inventories	561,802	535,223
Deferred tax assets and other	291,147	290,745
Total current assets	2,606,349	2,704,783

Property, plant and equipment	732,667	715,991
Accumulated depreciation and amortization	(411,662)	(400,660)
Property, plant and equipment, net	321,005	315,331

Goodwill	226,955	225,335
Other assets	236,925	223,025
Total assets	$3,391,234	$3,468,474

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$176,860	$194,272
Accrued expenses	309,106	320,884
Deferred revenues	389,029	389,479
Advance payments from customers	153,233	160,644
Product warranty	48,666	39,050
Current maturities of long-term debt	56,250	56,250
Total current liabilities	1,133,144	1,160,579
Other long-term liabilities	133,501	144,048
Long-term debt	425,000	450,000
Total liabilities	1,691,645	1,754,627

Stockholders’ Equity
Common stock	105,316	106,491
Capital in excess of par value	638,079	637,084
Retained earnings and accumulated other comprehensive loss	956,194	970,272
Total stockholders’ equity	1,699,589	1,713,847
Total liabilities and stockholders’ equity	$3,391,234	$3,468,474

(1)	The condensed consolidated balance sheet as of September 27, 2013 was derived from audited financial statements as of that date.

Varian Medical Systems Reports Results for First Quarter of Fiscal Year 2014	Page 6

Varian Medical Systems, Inc. and Subsidiaries

Reclassified Product and Service Revenues and Cost of Revenues

(Unaudited)

	FY 2013					FY 2012
(In Millions)	Q113	Q213	Q313	Q413	FY 2013	Q112	Q212	Q312	Q412	FY 2012
Revenues
Product	$468.0	546.5	503.6	537.6	2,055.7	$433.9	523.0	503.4	543.7	2,004.0
Service & Other	210.4	221.9	222.6	232.3	887.2	191.4	197.3	201.9	212.4	803.0
Total Revenues	$678.4	768.4	726.2	769.9	2,942.9	$625.3	720.3	705.3	756.1	2,807.0

Cost of Revenues
Product	$294.9	347.5	316.6	336.5	1,295.5	$269.9	333.2	305.4	338.8	1,247.3
Service & Other	92.4	101.3	99.1	104.9	397.7	86.6	90.4	92.3	94.1	363.4
Total Cost of Revenues	$387.3	448.8	415.7	441.4	1,693.2	$356.5	423.6	397.7	432.9	1,610.7

Gross Margin
Product	$173.1	199.0	187.0	201.1	760.2	$164.0	189.8	198.0	204.9	756.7
Service & Other	118.0	120.6	123.5	127.4	489.5	104.8	106.9	109.6	118.3	439.6
Total Gross Margin	$291.1	319.6	310.5	328.5	1,249.7	$268.8	296.7	307.6	323.2	1,196.3